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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of the 1st day of January, 1997, by and between PRIMEGG, LTD., a Delaware corporation with its principal office at 612 South 8th Street, Cameron, Wisconsin 54822 ("Employer"), and JON E. LUIKART, a resident of the State of Wisconsin ("Employee").

     WHEREAS, Employer is a leading producer and distributor in the United States of dried egg products, including egg white, egg yolk and whole egg powder, and of liquid egg;

     WHEREAS, Employee is the President and Chief Executive Officer of the Employer and the parties desire to enter into this Agreement to provide for the terms and conditions of Employee's continued employment; and

     WHEREAS, the parties acknowledge that the terms and provisions of this Agreement, including the severance package contained herein, provide separate and valuable consideration for the Non-Compete Covenant contained herein.

     NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

     1. DUTIES. Employee agrees to continue to serve as a full-time employee of Employer in the capacity of President and Chief Executive Officer. Employee agrees to faithfully and diligently perform the acts and duties of his office and devote his best efforts on a full-time basis. Employee shall also perform such other duties as are consistent with his position as are reasonably assigned to him by the Board of Directors of Employer (the "Board").

     2. TERM. The term of Employee's employment under this Agreement (the "Employment Period") will begin immediately and end on December 31, 1999, subject to earlier termination as provided in Section 4 below.

     3. COMPENSATION AND RELATED MATTERS. Employer shall pay Employee compensation and benefits as follows:

           (a) Base Compensation. During 1997 and 1998, the Employee will receive an annual base salary of $120,000 and $140,000, respectively. The Employee's annual base salary for 1999 will be mutually agreed upon between the Employee and the Company. Employee's salary may be further reviewed and adjusted periodically upward, but not downward, by the Board.

           (b) Bonus. Employee shall also be entitled, during the Employment Period, to an annual cash bonus equal to 3% of the Company's net income for the corresponding year as computed by the Company's regularly retained independent accountants in accordance with generally accepted accounting principles consistently applied. Unless otherwise



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      agreed between the parties, such bonus will be payable within 30 days after the audited financial statements for the applicable year are completed and delivered to the Company.

           (c) Automobile. During the Employment Period, Employee will have the use of a Company-owned automobile.

           (d) Insurance Reimbursement. Employee is entitled to reimbursement from the Company for life insurance premiums with respect to a $500,000 term life insurance policy on the life of, and owned by, Employee; provided, however, that the annual amount of reimbursement shall not exceed $1,500 without mutual agreement of the parties.

           (e) Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder; provided, however, that Employee complies with Employer's policies and procedures established from time to time to document such expenses.

           (f) Vacations and Other Benefits. Employee shall be entitled to such paid vacation and other benefits as shall be in effect from time to time for senior executive officers of Employer.

     4. TERMINATION AND COMPENSATION DUE ON TERMINATION. Employee's employment hereunder may not be terminated without cause, but may be terminated subject to the following provisions and obligations:

           (a) Death or Disability. Employee's employment hereunder shall terminate upon his death, or in the event that Employee becomes disabled by reason of a medical condition (physical or non-physical) pursuant to which he cannot timely perform the material duties of his position with Employer for a substantially continuous period over 120 days (such determination to be made in the discretion of the Board), and no further payment of salary, any benefits or other payment in connection with Employee's employment shall be due from Employer to Employee or Employee's estate under this Agreement thereafter, except for expense reimbursement and base salary and bonus accrued through the date of death or disability.

           (b) Cause. Employer may terminate Employee's employment hereunder for "Cause," which shall mean (i) fraud, dishonesty, gross negligence, or willful malfeasance by Employee in connection with the performance of his duties hereunder, (ii) conviction of Employee of a felony, (iii) insubordination or other substantial failure, refusal or negligence by Employee in fulfilling his duties and obligations hereunder, which breach or failure Employee fails to remedy within ten (10) days after written demand from the Board, or (iv) violation of the terms and conditions of this Agreement, including without limitation, the Non-Compete Covenant provided in Section 7 hereof. In the event that Employee's employment is terminated hereunder for Cause, Employer shall have no further

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      obligations to Employee in connection with Employee's employment except for expense reimbursement and base salary and bonus accrued through the date of termination.

           (c) Voluntary Termination. Upon any voluntary termination of employment by Employee, Employer shall have no further obligations to Employee except for expense reimbursement and base salary and bonus accrued through the date of termination.

     5. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees that he will not use or disclose, or permit others to use or disclose (other than other employees or representatives of Employer), any trade secrets, confidential information, data or records relating to the business, techniques, operations and condition (financial or otherwise) of Employer which is not generally known or available through other lawful sources.

     6. PROPERTY RIGHTS. Subject to the last sentence in this Section, Employer shall acquire exclusive right, title, and interest to all inventions, discoveries, improvements, designs, ideas, know-how, technology and the like developed, conceived, or invested by Employee, in whole or in part, whether written or in some other form and whether or not patentable or eligible for protection under any copyright law. Without limiting the generality of the foregoing, Employee hereby assigns to Employer (i) all rights to any inventions, or to improvements, and all rights to apply for United States and/or foreign letters of patent granted upon such inventions; and (ii) any copyrights Employee may have in materials created by Employee or otherwise generated during the period in which Employee is performing services for Employer, and Employer shall have the sole right to apply for and obtain copyright protection for any materials for which such protection can be obtained and to obtain such copyright renewals. Despite any of the foregoing, nothing in this Section 6 shall apply to an invention for which no equipment, supplies, facility or trade secret information of Employer is used and which is developed entirely on Employee's own time, and (a) does not relate (1) directly to the business of Employer or (2) to Employee's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for Employer.

     7. NON-COMPETE COVENANT. During the Employment Period and for a period of 12 months after the termination of employment for any reason, Employee shall not (i) directly or indirectly, whether as a principal, owner, agent, employee or in any other capacity whatsoever, engage in the business of producing and/or distributing dried or liquid egg products in the United States or in any other country in which Employer's customers purchased dried or liquid egg products from the Employer within 12 months prior to Employee's termination of employment, (ii) solicit for employment or employ any employee or independent contractor of Employer, or (iii) contact any current or contemplated customers of Employer regarding the business of Employer.

     8. REMEDIES FOR BREACH. Employee acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement. Employee further acknowledges that money damages would not be a measurable or adequate remedy for Employee's breach of any of the covenants contained in this Agreement, and, accordingly, in addition to and without limiting


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any other remedy available to Employer in the event of such a breach, Employee agrees to submit to the equitable jurisdiction of any court of competent personal and subject matter jurisdiction in connection with any action to enjoin the Employee from violating any such covenants. In the event that Employee is found to have breached any of the terms and conditions of this Agreement, Employee hereby agrees to pay all costs and expenses incurred by Employer in enforcing the provisions of this Agreement found to have been breached by Employee, including Employer's attorney's fees.

     9. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by Employer, its successors, assigns, and affiliates.

     10. WAIVER. The failure of Employer to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach by Employee shall not constitute a waiver of that or any other provision of this Agreement. A waiver on any one occasion shall not be deemed to be a waiver for subsequent occasions.

     11. SURVIVAL AND SEVERABILITY. The terms and conditions of this Agreement shall survive the termination of Employee's employment with Employer to the full extent necessary for their enforcement and for the protection of Employer, its successors, assigns and affiliates. If for any reason any portion of any provision of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible as if this Agreement had been executed with the invalid, void or unenforceable portion or portions eliminated. In the event that any provision of this Agreement relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time periods and/or areas which such court deems reasonable and enforceable.

     12. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Wisconsin, exclusive of its conflict of laws rules.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.


EMPLOYER:                                        PRIMEGG, LTD.


                                                 By:  /s/ Michael Shevi
                                                      -----------------
                                                      Michael Shevi, Chairman


EMPLOYEE:                                        /s/ Jon E. Luikart
                                                 -----------------------
                                                 Jon E. Luikart




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